CHARLES B. LEBOVITZ	STEPHEN D. LEBOVITZ
Chairman of the Board and	President
Chief Executive Officer
BEN S. LANDRESS
JOHN N. FOY	Executive Vice President
Vice Chairman
of the Board and	MOSES LEBOVITZ
Chief Financial Officer	(1905-1991)

Media Contact:  Deborah Gibb, Vice President–Corporate Relations, 423.490.8315, deborah_gibb@cblproperties.com
Mall Contact:  Kathy Chessher, Marketing Director, 409.898.2224, kathy_chessher@cblproperties.com
Dillard’s Contact:  Julie Bull, Director of Investor Relations, 501.376.5965, julie.bull@dillards.com

MAJOR RENOVATION AND EXPANSION PLANNED FOR DILLARD’S AT PARKDALE MALL IN BEAUMONT, TEXAS
Dillard’s adds more than 50,000 square feet of new shopping space

CHATTANOOGA, Tenn. and LITTLE ROCK, Ark. (April 4, 2007) – CBL & Associates Properties, Inc. (NYSE: CBL) and Dillard’s, Inc. (NYSE: DDS) (“Dillard’s”) today announced that Dillard’s will renovate and expand their existing department store at Parkdale Mall in Beaumont, TX.  The addition will increase the department store’s size by approximately 50,000 square feet bringing the store to a total of approximately 200,000 square feet.  Construction of the expansion, which is currently underway as the store remains open, is expected to be completed in February of 2008.  Once complete, the newly renovated and expanded Dillard’s will reflect a renewed focus on contemporary fashion in both store design and merchandise assortment.

“The continued improvements taking place at Parkdale Mall exemplifies CBL’s commitment to the Beaumont community and is another step in further enhancing our customers overall shopping experience and Parkdale Mall’s dominance in the market,” said Stephen Lebovitz, CBL & Associates Properties, Inc., president.  “With the Dillard’s renovation and expansion project, Parkdale Mall will remain a source of pride for the community and will continue to be a premier shopping destination in Southeast Texas.”

Commenting on the department store expansion and renovation at Parkdale Mall, Dillard’s Chief Executive Officer, William Dillard, II, said, “We are tremendously pleased with our plans for Parkdale Mall.  We believe that our Beaumont area customers deserve the best.  Our expansion and remodel at Parkdale Mall will enable us to serve our customers there at a whole new level - with even better choices of fashions for the family and home.”

The new Dillard’s at Parkdale Mall will feature the company’s latest advances in store design.  Customers will notice significant changes and improvements in the ladies’ shoes, intimate apparel and handbag areas where wider aisles, beautiful fixtures and other customer-friendly features will greatly enhance the shopping experience.

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Major Renovation and Expansion Planned for Dillard’s at Parkdale Mall in Beaumont, Texas

April 4, 2007

Leasing Information
Persons interested in learning more about leasing space at Parkdale Mall should contact:
Shawn Merecki	Leasing Manager	(214) 596-1195	shawn_merecki@cblproperties.com

For outparcel information within the Parkdale Mall shopping complex, interested firms should contact:
Rusty Phillips	Vice President	(423) 490-8250	rusty_phillips@cblproperties.com
Peripheral Property

About Parkdale Mall
Parkdale Mall, owned and managed by CBL & Associates Properties, Inc., is a 1.4 million square-foot enclosed regional mall located at the intersection of Eastex Freeway (Highway 69) and Dowlen Road in Beaumont, Texas. Dillard’s, Macy’s, JCPenney and Sears anchor Parkdale Mall.  Additionally, the mall includes more than 140 specialty retailers, a seven-eatery food court, one sit-down restaurant and a twelve-screen movie theater located on the property.  For additional mall information, please visit shopparkdale-mall.com.

About Dillard's
Dillard's, Inc. ranks among the nation's largest fashion apparel and home furnishings retailers with annual revenues exceeding $7.8 billion.  The company focuses on delivering maximum fashion and value to its shoppers by offering compelling apparel and home selections complemented by exceptional customer care.  Dillard's stores offer a broad selection of merchandise and feature products from both national and exclusive brand sources.  The company comprises 328 stores spanning 29 states, all operating with one nameplate – Dillard's.  Additional information can be found at dillards.com.

About CBL & Associates Properties, Inc.
Including Parkdale Mall, CBL owns six regional malls, a community center and two associated centers in Texas.  The malls include Sunrise Mall in Brownsville, Post Oak Mall in College Station, Plaza del Sol in Del Rio, Mall del Norte in Laredo and Richland Mall in Waco.

CBL is one of the largest and most experienced owners and developers of malls and shopping centers in the country. CBL owns, holds interests in or manages 131 properties, including 79 regional malls/open-air centers. The properties are located in 27 states and total 74.3 million square feet including 2.2 million square feet of non-owned shopping centers managed for third parties. CBL currently has fourteen projects under construction totaling 2.6 million square feet including Pearland Town Center in Houston (Pearland), TX; Alamance Crossing in Burlington, NC; CBL Center II in Chattanooga, TN; two lifestyle/associated centers, eight mall expansions/redevelopments, and one community center.  Headquartered in Chattanooga, TN, CBL has regional offices in Boston (Waltham), MA, and Dallas, TX. Additional information can be found at cblproperties.com.

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